Exhibit 99.1

FOR IMMEDIATE RELEASE

Village Farms International Reports First Quarter 2020 Financial Results –

Pure Sunfarms Achieves Fifth Consecutive Profitable Quarter on 179%

Sequential Growth in Retail Branded Sales Volume

– Pure Sunfarms Remains Top Dried Cannabis Brand with the Ontario Cannabis

Store with >20% Market Share in April, and Continues to Lead in Low-Cost

Greenhouse Cultivation –

Vancouver, BC, May 14, 2020 – Village Farms International, Inc. (“Village Farms” or the “Company”) (TSX: VFF) (NASDAQ: VFF) today announced its financial results for the first quarter ended March 31, 2020. All figures are in US dollars unless otherwise indicated. On March 31, 2020, Village Farms had a majority (non-controlling) interest of 57.4% of Pure Sunfarms Corp. (“Pure Sunfarms”), which increased to 58.7% on April 2, 2020.

The Company’s financial statements for the three months ended March 31, 2020, as well as the comparative period for 2019, have been prepared and presented under United States Generally Accepted Accounting Principals (“GAAP”). Prior to the year ended December 31, 2019, the Company’s financial statements were prepared and presented under International Financial Reporting Standards (“IFRS”). Under GAAP, the Company reports Biological Asset at historical cost rather than at fair value, which is required under IFRS. Accordingly, net income and earnings per share for prior periods prepared and presented under IFRS are not comparable to those contained herein.

Village Farms’ Financial Summary and Corporate Highlights for the First Quarter Ended March 31, 2020

($US millions except per share metric)	Three Months Ended March 31,
	2020		2019		Change
Produce Sales	$32.1		$31.9		+1%
Net Income[1]	$4.2	[3]	$6.5	[2]	-35%
Income Per Share[1]	$0.08	[3]	$0.14	[2]	-43%
Adjusted EBITDA[4]	$1.1		$1.3		-15%

1.

Net income includes the net income contribution from Pure Sunfarms of US$3.5 million and US$2.6 million (Village Farms’ proportionate share) for the three-month periods ended March 31, 2020 and 2019, respectively.

2.	Net income for the three months ended March 31, 2019 includes a one-time gain on the sale of Delta 2 greenhouse facility of $13.6 million.
3.	Net income for the three months ended March 31, 2020 includes a $4.7 million gain on receipt of Pure Sunfarms shares from Emerald Health Therapeutics as per the Settlement Agreement.
4.

Adjusted EBITDA includes the positive EBITDA contribution from Pure Sunfarms of US$2.8 million and $3.2 million (Village Farms’ proportionate share) for the three months ended March 31, 2020 and 2019, respectively. Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed under GAAP. Therefore, Adjusted EBTIDA may not be comparable to similar measures presented by other issuers. See “Non-GAAP Measures” below for a definition and reconciliation of Adjusted EBITDA to net income, the nearest comparable measurement under GAAP. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company. Adjusted EBITDA includes the Company’s majority non-controlling interest in Pure Sunfarms and 65% interest in VFH.

•

Completed an underwritten public offering of 3,125,000 common shares plus the exercise in full of the over-allotment option of 468,750 common shares at a price of C$3.20 per share for aggregate gross proceeds to the Company of C$11,500,000;

•	Increased its ownership of Pure Sunfarms to 57.4% as of March 3, 2020, and subsequently to 58.7% as of April 2, 2020; and

•

Subsequent to quarter end, extended its non-revolving term loan with Farm Credit Canada (US$30.4 million outstanding at March 31, 2020) to a maturity date of April 1, 2025 from May 1, 2021, at a lower interest rate.

Pure Sunfarms’ Financial Summary for the First Quarter Ended March 31, 2020 (Before Village Farms’ Proportionate Share)

(millions except cost of cultivation and % metrics)	Three Months Ended March 31,
	2020		2019		Change
	C$	US$	C$	US$
Total Gross Sales	$21.5	$15.7	$14.4	$10.8	+49%
Total Net Sales	$18.0	$13.1	$14.4	$10.8	+25%
Retail Branded Sales (net)	$8.5	$4.6	—	—	N/A
Wholesale Sales	$9.5	$8.5	$14.4	$10.8	-34%
“All-in” Cost of Cultivation per Gram (incl. depreciation)	$0.88	$0.64	$1.38	$1.04	-36%
Gross Margin	52%	52%	60%	60%	-13%
SG&A	$3.3	$2.4	$1.3	$1.0	+153%
Net income[5]	$8.6	$6.2	$5.9	$4.4	+46%
EBITDA	$6.7	$4.9	$8.6	$6.5	-22%
EBITDA Margin	37%	37%	60%	60%	-38%

5.	Net income includes C$6.1 million of debt forgiveness income as an outcome of the March 2, 2020 Settlement Agreement between Pure Sunfarms, Emerald Health Therapeutics and the Company.

Pure Sunfarms’ Recent Operating Highlights

•

Remained the top-selling brand of dried flower with the Ontario Cannabis Store (“OCS”) by both dollars sold and kilograms sold for the year-to-date ended April 30, 2020. In the month of April, Pure Sunfarms increased its market share (by kilograms sold) to 20.4%, bringing its overall year to date (ended April 30) market share (by kilograms sold) to 14.3%. For the year-to-date period, Pure Sunfarms had two of the top-four dried cannabis products (by kilograms sold) and the top-selling dried cannabis product (by dollars sold)[6];

•

In late February, launched its branded retail dried cannabis products in Alberta which ranks as the second largest province for cannabis sales and has the second highest per capita cannabis sales of the five largest provinces by sales[7].

•

Launched its first large-format 28-gram (1-ounce) high-quality offering (Indica variety) in British Columbia (March) and Ontario and Alberta (April), which became the ttop-selling dried cannabis product by both dollars and kilograms sold with the OCS in April and generated a record sales volume (by kilograms) for a single product during a one-week period in the dried flower category with the OCS[6];

•	Launched a new Sativa variety of the 28-gram (1-ounce) large-format offering;

•	Launched a new 14-gram (half-ounce) large-format offering;

•

Received approval from the Saskatchewan Liquor and Gaming Authority to supply cannabis to the Province’s private retail market, and is preparing to commence shipping as soon as possible. Saskatchewan ranks as the fifth largest province by cannabis sales, comprising more than 6% of total Canadian sales, and has the highest per capita cannabis sales of the five largest provinces by sales[7], and,

•	Continued to prepare for the launch of cannabis oil products and new product forms under Cannabis 2.0, which are planned for the summer of this year.

6.	Data cited has been calculated by Pure Sunfarms from sales information provided by OCS.
7.	Statistics Canada. Last 12 months ended February 29, 2020.

COVID-19 Update

All Village Farms’ production facilities in Texas, British Columbia, as well as its partner facilities in Canada and Mexico, and Pure Sunfarms’ facilities in Canada remain open and operational. Village Farms and Pure Sunfarms already adhere to the highest health and safety standards in their operations and each has put in place heightened hygiene practices and safety protocols, including more stringent cleaning and sanitization, and are taking appropriate precautions throughout all operations as per the recommendations of health authorities. The Company will continue to enhance and evolve such practices and protocols as the situation warrants.

Management Commentary

“Pure Sunfarms continues to clearly set the standard in the Canadian cannabis industry for cultivation capabilities, best-in-class facilities and operations, cost of greenhouse cultivation, managerial acumen, brand performance and profitability, achieving its fifth consecutive quarter of net income and sixth consecutive quarter of positive EBITDA,” said Michael DeGiglio, CEO Village Farms. “The first quarter of 2020 saw significant momentum in Pure Sunfarms’ branded retail sales, with sales to provincial distributors increasing by 118% on a 179% increase in grams sold over the fourth quarter 2019. The significant increase was driven by Pure Sunfarms continued leading dried cannabis market share in Ontario, which was 14.3% for the first four months of 2020 – exceeding 20% in the month of April – as well as expansion into Canada’s second largest province for cannabis sales, Alberta, in late February.”

“We expect sales momentum to continue throughout this year as Pure Sunfarms pursues further growth in its market share and leverages its leading brand performance in dried cannabis in Ontario to capitalize on the expected continuing overall growth in the Canadian market, expansion in the number of retail stores, especially in Ontario, entry into additional provinces, and the introduction of new products, including cannabis oils and new product forms under Cannabis 2.0, which are targeted to begin in the summer of this year.”

“Importantly, Pure Sunfarms continues to lead the Canadian cannabis industry in cost of cultivation in a greenhouse, which provides an unmatched advantage in addressing the market’s demand for safe, high-quality product at an attractive price – and doing so profitability. This significant cost advantage, while continuing to elevate product quality, will enable Pure Sunfarms to continue to lead the transition of the existing illicit market to legal purchases, and Pure Sunfarms can and will be similarly aggressive on price with its future product offerings, always with the goal of profitability, continuing to raise the bar for commercial viability in the industry.”

“In our U.S. CBD opportunity, despite the federal government’s decriminalization of CBD, the industry remains very much at a standstill due to significant regulatory uncertainty resulting from the absence of clear direction from U.S. federal and state agencies around this huge economic opportunity. We, however, continue to be proactive in exploring opportunities that do exist within the current environment, engaging in market research and evaluating additional paths forward that we can act on prudently in the nearer term. Additionally, beyond CBD, our U.S. greenhouse operations – among the very largest and best located in the country – alongside our decades of experience as a vertically integrated supplier of consumer products to major retailers, and the invaluable experience we have gained through our integral role in building the premier cannabis operation in Canada, provides an unmatched advantage should high-THC cannabis be federally legalized in the U.S. We are increasingly optimistic at this prospect as we consider near-term need for governments to generate new sources of tax revenue going forward as the country emerges from the worst economic environment in our lifetimes.”

“In our produce business, we are proud to have done our part to meet the significant consumer demand for safe, fresh, healthy produce during the first quarter due to the COVID-19 pandemic. Although tomato pricing was elevated during the first part of the quarter, we were only able to take partial advantage as we honored existing contracts with major customers at prices below market and volumes from our Texas facilities continued to be below normal production volumes. With our newest growing partners coming online this Spring, we have now replaced all of the capacity that was displaced by cannabis in Canada, and then some, which is an important next step toward our goal to return the produce business to positive EBITDA generation.”

“We appreciate the continued support of our long-term lending partner, Farm Credit Canada, through the extension of our term loan, a continuing expression of their confidence in our business as we pursue these new high-growth opportunities in cannabis and CBD based on our proven track record in produce.”

Summary Statutory Results

(in thousands of U.S. Dollars unless otherwise indicated)

	For the three months ended March 31,
	2020	2019
Produce sales	$32,112	$31,890
Cost of sales	(31,347)	(31,215)
Selling, general and administrative expenses	(3,921)	(4,242)
Stock compensation expense	(529)	(1,296)
Interest expense	(537)	(694)
Interest income	383	136
Foreign exchange gain (loss)	(926)	278
Gain on settlement	4,681	—
Other income (expense), net	39	(130)
(Loss) gain on disposal of assets	(6)	13,564
Loss on write-off of investment	—	—

(Provision for) recovery of income taxes	1,012	(4,436)
Share of income from joint ventures	3,229	2,611
Net income	$4,190	$6,466
Adjusted EBITDA (1)	$1,096	$1,344
Earnings per share – basic	$0.08	$0.14
Earnings per share – diluted	$0.08	$0.13

Summary Results Including Joint Ventures, on a Proportionate Basis

The following results reflect the Company’s proportionate share of the Pure Sunfarms joint venture operations, as this is the basis on which management bases its operating decisions and performance. For a reconciliation to the results in accordance with GAAP refer to the “Reconciliation of GAAP to Proportionate Results” as presented below.

(in thousands of U.S. Dollars unless otherwise indicated)

	For the three months ended March 31,
	2020 (2)	2019 (2)
Consolidated sales	$39,652	$38,618
Cost of sales	(35,024)	(33,666)

Gross margin	4,628	(4,952)

Selling, general and administrative expenses	(5,386)	(4,855)
Share-based compensation	(529)	(1,296)
Interest expense	(830)	(694)
Interest income	383	136
Foreign exchange (loss) gain	(1,028)	278
Gain on settlement	4,681	—
Forgiveness of debt income	2,496	—
Other income (expense)	23	(97)
(Loss) gain on disposal of assets	9	13,564

(Loss) income before taxes	4,447	11,988

Recovery of (provision for) income taxes	(257)	(5,522)

Net income	$4,190	$6,466

Adjusted EBITDA(1)	$1,096	$1,344
Earning (loss) per share – basic	$0.08	$0.14
Earning (loss) per share – diluted	$0.08	$0.13

Notes:

(1)

Adjusted EBITDA is not a recognized earnings measure and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. See “Non-GAAP Measures”. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company. Consolidated Adjusted EBITDA includes the Company’s majority non-controlling Pure Sunfarms and 65% interest in VFH.

(2)

The adjusted consolidated financial results have been adjusted to include the Company’s share of revenues and expenses from its Pure Sunfarms and Hemp joint ventures on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation. GAAP does not allow for the inclusion of the Joint Venture on a proportionate basis. These results include additional non-GAAP measures such as EBITDA.

The adjusted results are not generally accepted measures of financial performance under GAAP. The Company’s method of calculating these financial performance measures may differ from other companies and accordingly, they may not be comparable to measures used by other companies. See “Non-GAAP measures” below for a reconciliation of these non-GAAP measures and adjusted results.

Financial Highlights

(All amounts in U.S. Dollars unless otherwise indicated.)

Cannabis

Summary of Total Pure Sunfarms for the three months ending March 31,:
	2020		2019
	C$	US$	C$	US$
Sales, Net	$18,004	$13,137	$14,359	$10,801
Cost of Goods	8,607	6,258	5,076	3,818
Gross Profit	9,398	6,879	9,283	6,983
Selling, general and administrative expenses	3,255	2,434	1,329	999
Net Income	$8,553	$6,165	$5,854	$4,403
EBITDA	$6,726	$4,868	$8,576	$6,451

Summary of Pure Sunfarms, Village Farms Proportionate Share for the three months ending March 31,:

	2020		2019
	C$	US$	C$	US$
Sales, Net	$10,204	$7,442	8,945	6,728
Cost of Goods	4,894	3,557	3,259	2,451
Gross Profit	5,310	3,885	5,686	4,277
Selling, general and administrative expenses	1,805	1,348	775	583
Net Income	$4,900	$3,532	$3,511	$2,641
EBITDA	$3,839	$2,778	$4,334	$3,226

For the three months ended March 31, 2020 compared to the three months ended March 31, 2019.

Pure Sunfarms’ sales for the three months ended March 31, 2020 and 2019 was C$18,004 and C$14,359 (US$13,137 and US$10,801), respectively, an increase of 25.4%. For the three months ended March 31, 2020, sales consisted of approximately 10,365 kilograms of flower and trim, at an average sales price of C$1.74 per gram (US$1.27 per gram). For the three months ended March 31, 2019, sales consisted of approximately 4,140 kilograms of flower and trim, at an average sales price of C$3.47 per gram (US$2.61). Sales to provincial boards for the three-month period ended March 31, 2020 totaled 3,065 kilograms at an average price of C$2.80 as compared to nil in the first quarter of 2019 when all of Pure Sunfarms sales were to the wholesale channel. Sales to provincial boards, in the first quarter of 2020 increased 118% from the fourth quarter of 2019, which was Pure Sunfarms’ first full quarter of sales to province boards, and benefited from the initial shipments for the launch and sale of product in Alberta. Sales include nonmonetary transactions with extraction licensed producers in which Pure Sunfarms sold extraction grade dried flower and trim and purchased various forms of distillate from the same counterparties. Pure Sunfarms committed to sell 8,802 kilograms of dried flower for US$7,138 of which 6,256 kilograms were sold in the quarter for US$5,037 and committed to purchase 368.161 liters of distillate for US$6,566, and will receive net cash of US$573. The distillate will be used by Pure Sunfarms in future Cannabis 2.0 product launches.

Pure Sunfarms’ ccost of goods sold for the three months ended March 31, 2020 and 2019 was C$8,607 and C$5,076 (US$6,258 and US$3,818), respectively, an increase of 70%. The increase was driven by the year over year increase in kilograms sold. The cultivation cost, including depreciation, of kilograms sold in the first quarter of 2020 was C$0.88 and C$1.38 per gram in the first quarter of 2019 (US$0.64 andUS$1.04 per gram). The lower cultivation cost in 2020 was driven by full scale operations in 2020 versus 2019, providing better efficiencies and economies of scale, as well as more experience growing cannabis in the Delta 3 facility.

The cultivation cost in the first quarter of 2020 was higher than the fourth quarter of 2019 due to the incremental use and cost of power to run the operations, including supplemental lighting.

Pure Sunfarms’ selling, general and administrative expenses for the three months ended March 31, 2020 and 2019 was C$3,255 and C$1,329 (US$2,434 and US$999), respectively, an increase of 145%. The increase is primarily due to investments in retail sales, marketing and staffing.

Pure Sunfarms’ net income for three months ended March 31, 2020 and 2019 C$8,553 and C$5,854 (US$6,165 and US$4,403), respectively. Net income for the three months ended March 31, 2020 includes the recognition of C$6,044 (US$4,348) of forgiveness of debt income as an outcome of the March 2, 2020 Settlement Agreement between Pure Sunfarms, Emerald Health and the Company.

Pure Sunfarms’ Adjusted EDITDA for the three months ended March 31, 2020 was C$6,726 compared to C$8,576 for the three months ended March 31, 2019. The increase is primarily due to lower selling prices and higher selling, general and administrative expenses for the three months ended March 31, 2020.

Produce

For the three months ended March 31, 2020 compared to the three months ended March 31, 2019.

Sales for the three months ended March 31, 2020 increased $222, or 1%, to $32,112 compared to $31,890 for the three months ended March 31, 2019. The increase in sales is primarily due to an increase in supply partner revenues of $2,257, partially offset by a decrease in our own production revenues of ($1,964). The decrease in our own production revenues is primarily due to a decrease of (18%) in our product volume. The decrease in our own production volume is primarily due to ongoing plant disease pressure at our Texas facilities.

Cost of sales for the three months ended March 31, 2020 increased $132 to $31,347 from $31,215 for the three months ended March 31, 2019, due to an increase in the 2020 contract sales cost of 4% versus 2019, partially offset by a decrease in freight expense and cost from the Texas facilities. The decrease in freight and cost from Texas facilities is due to a decrease in our own production volume, which is primarily due to ongoing plant disease pressure.

Adjusted EBITDA for the three months ended March 31, 2020 increased by $272 to ($1,587) from ($1,859) for the three months ended March 31, 2019. The increase is primarily the result of a decrease in the Company’s cost of goods sold and selling, general and administrative expenses.

Board of Directors Update

The Company also announced that Dr. Roberta Cook will not stand for re-election to the Village Farms’ board of directors at its 2020 annual general meeting on June 25, 2020.

“On behalf of the Company’s board of directors and management team, I would like to thank Roberta for her invaluable contribution to Village Farms throughout her tenure,” said Mr. DeGiglio. “Roberta has served Village Farms’ shareholders with dedication at the highest possible level. Her passion in fulfilling her duties as a board member is matched only by the breadth and depth of her knowledge as one of the foremost agricultural economists in the country. Roberta has been a tremendous supporter of our Company and I will personally miss her presence very much. I wish her the very best in her future.”

“It has been a great pleasure to serve on the Village Farms board of directors and to engage with this talented team of directors and management,” said Dr. Cook. “Village Farms has an exciting future ahead of it as evidenced by its emergence as a proven low-cost producer in the expanding cannabis sector. It also continues to be a leading branded player in the North American greenhouse vegetable industry. The expansion of its product portfolio and branded presence in two sectors should serve shareholders well in coming years.”

Following the completion of Dr. Cook’s board tenure as the date of the 2020 annual general meeting, Village Farms’ board of directors will consist of six members, with four of those being independent.

Non-GAAP Measures

References in this news release to “Adjusted EBITDA” are to earnings (including the equity in earnings of the Joint Ventures) before interest, taxes, depreciation and amortization (“EBITDA”), as further adjusted to exclude foreign currency exchange gains and losses on translation of long-term debt, unrealized gains on the changes in the value of derivative instruments, stock compensation, and gains and losses on asset sales. Adjusted EBITDA is a cash flow measure that is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that Adjusted EBITDA should not be construed as an alternative to net income or loss determined in accordance with GAAP as an indicator of the Company’s performance or to cash flows from operating, investing and financing activities as measures of liquidity and cash flows. Management believes that Adjusted EBITDA is an important measure in evaluating the historical performance of the Company.

We also present Adjusted EBITDA, earnings per share and diluted earnings per share on a proportionate segment basis. Each of the components of Adjusted EBITDA, on a proportionate segment basis, are presented in the table Reconciliation of GAAP to Proportionate Results. We believe that the ability of investors to assess our overall performance may be improved by the disclosure of proportionate segment Adjusted EBITDA, earnings per share and diluted earnings per share.

The following table reflects a reconciliation of net income to Adjusted EBITDA, as presented by the Company:

(in thousands of U.S. dollars)	For the three months ended March 31,
	2020	2019
Net income (loss)	$4,190	$6,466
Add:
Amortization	1,530	1,840
Foreign currency exchange loss (gain)	926	(278)
Interest expense, net	154	558
Income taxes (recovery) / provision	(1,012)	4,436
Stock based compensation	529	1,296
Interest expense for JVs	293	—
Amortization for JVs	301	296
Foreign currency exchange loss (gain) for JVs	102	(29)
Income taxes provision from JVs	1,269	1,093
Gain on disposal of assets	(9)	(13,564)
Gain on settlement	(4,681)	—
JV gain on settlement	(2,496)	—

True economic benefit Pure Sunfarms(3)	—	(770)

Adjusted EBITDA	$1,096	$1,344
Adjusted EBITDA for JVs (See table below)	$2,683	$3,203
Adjusted EBITDA excluding JVs(produce)	($1,587)	($1,859)

(3)

The GAAP treatment of the Company’s equity earnings of its Joint Venture (“Pure Sunfarms”) is different than treatment under IFRS. Under GAAP, the Emerald shares held in escrow and not fully paid for by Emerald are not considered issued pursuant to the GAAP concept of ‘hypothetical liquidation’. As a result, under GAAP, the Company’s ownership percentage for the three months ended March 31, 2019 was higher than its economic interest of 50%. Accordingly, for those periods with a higher deemed ownership percentage, the Company received a higher allocation of profits and losses during the periods in which there were outstanding escrow shares not paid for by Emerald. The effective profit and loss allocation on a weighted-average basis for the three months ended March 31, 2019 was 60.0%.

Breakout of JV’s Adjusted EBITDA (in thousands of U.S. dollars)	For the three months ended March 31,
	2020	2019
Pure Sunfarms Adjusted EBITDA	$2,778	$3,226
VFH Adjusted EBITDA	(95)	(23)

Total JV’s Adjusted EBITDA	$2,683	$3,203

The following tables are a reconciliation of the GAAP results to the proportionate results (which include the Company’s proportionate share of the Pure Sunfarms operations):

	For the three months ended March 31, 2020
	Produce	Pure Sunfarms(4)	Hemp(4)	Total
Consolidated sales	$32,112	$7,442	$98	$39,652
Cost of sales	(31,347)	(3,557)	(120)	(35,024)
Gross margin	765	3,885	(22)	4,628
Selling, general and administrative expenses	(3,921)	(1,348)	(117)	(5,386)
Share-based compensation	(529)	—	—	(529)
Interest expense	(537)	(120)	(173)	(830)
Interest income	383	—	—	383
Foreign exchange loss	(926)	(102)	—	(1,028)
Gain on settlement	4,681	—	—	4,681
JV gain on settlement	—	2,496	—	2,496
Other income (expense)	39	(16)	—	23
(Loss) gain on disposal of assets	(6)	5	10	9
(Loss) income before taxes	(51)	4,800	(302)	4,447
Recovery of (provision for) income taxes	1,012	(1,269)	—	(257)
Net income (loss)	$961	$3,531	($302)	$4,190
Adjusted EBITDA	($1,587)	$2,778	($95)	$1,096
Earning (loss) per share – basic	$0.02	$0.07	($0.01)	$0.08
Earning (loss) per share – diluted	$0.02	$0.07	($0.01)	$0.08

	For the three months ended March 31, 2019
	Produce	Pure Sunfarms(4)	Hemp(4)	Total
Sales	31,890	6,728	—	38,618
Cost of sales	(31,215)	(2,451)	—	(33,666)
Gross margin	675	4,277	—	4,952
Selling, general and administrative expenses	(4,242)	(583)	(31)	(4,855)
Share-based compensation	(1,296)	—	—	(1,296)

Interest expense	(694)	—	—	(694)
Interest income	136	—	—	136
Foreign exchange gain	278	—	—	278

Other income (expense)	(130)	34	—	(96)
Gain on disposal of assets	13,564	—	—	13,564
Income (loss) before taxes	8,291	3,727	(31)	11,988
Provision for income taxes	(4,436)	(1,086)	—	(5,522)
Net income (loss)	3,855	2,642	(31)	6,466
Adjusted EBITDA(5)	(1,859)	3,226	(23)	1,344
Earnings (loss) per share – basic	$0.08	$0.06	$(0.00)	$0.14
Earnings (loss) per share – diluted	$0.08	$0.05	$(0.00)	$0.13

Notes:

(4)

The adjusted consolidated financial results have been adjusted to include the Company’s share of revenues and expenses from its Pure Sunfarms and Hemp joint ventures on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation. GAAP does not allow for the inclusion of the Joint Venture on a proportionate basis. These results include additional non-GAAP measures such as EBITDA.

This press release is intended to be read in conjunction with the Company’s Consolidated Financial Statements (“Financial Statements”) and Management’s Discussion & Analysis (“MD&A”) for the three month period ended March 31, 2020 in the Company Form 10-Q, which will be filed on (www.sec.gov/edgar.shtml) and SEDAR (www.sedar.com) and will be available at www.villagefarms.com.

Conference Call

Village Farms’ management team will host a conference call tomorrow, Friday, May 15, 2020, at 8:30 a.m. ET to discuss its financial results. Participants can access the conference call by telephone by dialing (647) 427-7450 or (888) 231-8191, or via the Internet at: https://bit.ly/2zGWtCm.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial (416) 849-0833 or (855) 859-2056 and enter the passcode 1485962 followed by the pound key. The telephone replay will be available until Friday, May 22, 2020 at midnight (ET). The conference call will also be archived on Village Farms’ website at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International, Inc.

Village Farms is one of the largest and longest-operating vertically integrated greenhouse growers in North America and the only publicly traded greenhouse produce company in Canada. Village Farms produces and distributes fresh, premium-quality produce with consistency 365 days a year to national grocers in the U.S. and Canada from more than nine million square feet of Controlled Environment Agriculture (CEA) greenhouses in British Columbia and Texas, as well as from its partner greenhouses in British Columbia, Ontario and Mexico. The Company is now leveraging its 30 years of experience as a vertically integrated grower for the rapidly emerging global cannabis opportunity through its majority ownership of British

Columbia-based Pure Sunfarms Corp., one of the single largest cannabis growing operations in the world. The Company also intends to pursue opportunities to become a vertically integrated leader in the U.S. hemp-derived CBD market, subject to compliance with all applicable U.S. federal and state laws, Village Farms has established two joint ventures, Village Fields Hemp and Arkansas Valley Green and Gold Hemp, for outdoor hemp cultivation and CBD extraction and is pursuing controlled environment hemp production at a portion of its Texas greenhouse operations, which total 5.7 million square feet of production area.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is subject to the safe harbor created by those sections. This press release also contains “forward-looking information” within the meaning of applicable Canadian securities law. We refer to such forward-looking statements and forward-looking information collectively as “forward-looking statements”. Forward-looking statements may relate to the Company’s future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, expansion plans, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as “outlook”, “may”, “might”, “will”, “could”, “should”, “would”, “occur”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “try”, “estimate”, “predict”, “potential”, “continue”, “likely”, “schedule”, “objectives”, or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. The forward-looking statements in this press release are subject to risks that may include, but are not limited to: our limited operating history, including that of our Pure Sunfarms Corp. joint venture for the production of cannabis in Canada (our “Joint Venture”) and our start-up operations of growing hemp in the United States; the legal status of our Joint Venture; risks relating to obtaining additional financing, including our dependence upon credit facilities; potential difficulties in achieving and/or maintaining profitability; variability of product pricing; risks inherent in the cannabis, hemp and agricultural businesses; the ability of our Joint Venture to cultivate and distribute cannabis in Canada; existing and new governmental regulations, including risks related to regulatory compliance and licenses (e.g., our Joint Venture’s ability to obtain licenses for its Delta 2 greenhouse facility as well as additional licenses under the Canadian act respecting cannabis to amend to the Controlled Drugs and Substances Act, the Criminal Code and other Acts, S.C. 2018, c. 16 (Canada) for its Delta 3 greenhouse facility), and changes in our regulatory requirements; risks relating to conversion of our greenhouses to cannabis production for our Joint Venture; risks related to rules and regulations at the U.S. federal (Food and Drug Administration and United States Department of Agriculture), state and municipal levels with respect to produce and hemp; retail consolidation, technological advances and other forms of competition; transportation disruptions; product liability and other potential litigation; retention of key executives; labor issues; uninsured and underinsured losses; vulnerability to rising energy costs; environmental, health and safety risks, foreign exchange exposure, risks associated with cross-border trade; difficulties in managing our growth; restrictive covenants under our credit facilities; natural catastrophes; the ongoing and developing COVID-19 pandemic; and tax risks.

The Company has based these forward-looking statements on factors and assumptions about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. Although the forward-looking statements contained in this press release are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including this press release. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this press release relate only to events or information as of the date on which the statements are made in this press release. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Information

Lawrence Chamberlain

Investor Relations

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com